Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “Agreement”) is between Petroleum Development Corporation, a Nevada corporation (the “Company”), and Richard W. McCullough (the “Executive”) (collectively, the “Parties” and each a “Party.”).
     WHEREAS, Executive was employed by the Company in the position of Chief Executive Officer pursuant to the terms and conditions set forth in that certain Employment Agreement, dated as of April 19, 2010, between Executive and the Company (the “Employment Agreement”), which Employment Agreement provided for an employment term through December 31, 2011; and
     WHEREAS, Executive also served as Chairman of the board of directors (the “Board”) of the Company; and
     WHEREAS, on June 10, 2011 (the “Termination Date”), Executive resigned from any and all positions (as an officer, director, employee or otherwise) with the Company and any and all subsidiaries and affiliated entities of the Company including, but not limited to, PDC Mountaineer, LLC (collectively, the “PDC Affiliates”) in exchange for a promise by the Company that such resignation will be considered, for all purposes, a “Termination by the Company Without Just Cause” under Section 7(d) of his Employment Agreement and under any and all benefit and compensation plans applicable to Executive, to negotiate in good faith this Agreement and to pay all amounts and benefits required by Section 7(d) of the Employment Agreement; and
     WHEREAS, pursuant to the terms of his Employment Agreement, Executive is required to release all Claims (as hereinafter defined), actions or causes of action against the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns in any way related to his employment with the Company or the termination thereof and make certain commitments in exchange for certain separation benefits; and
     WHEREAS, the Company and Executive agree that it is in the best interests of each party that the terms and conditions of Executive’s separation from employment be expressly set forth in a definitive agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties hereto, intending to be legally bound, agree as follows:
     1. Recitals. The foregoing recitals are true and correct and incorporated herein.
     2. Separation Benefits. In consideration for the Executive’s resignation as the Company’s Chief Executive Officer, Chairman of the Board and all other positions he holds (as an officer, director, employee or otherwise) with the Company and any and all subsidiaries and affiliated entities, the early termination of the Employment Agreement, the covenants described in Sections 5 through 10 of this Agreement, the general release described in Section 3 of this Agreement and other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company agrees to pay or provide to or for the Executive the following payments and benefits, provided Executive executes this Agreement without revocation:
     (a) Separation Compensation. Within forty (40) days after the Termination Date, the Company shall pay to the Executive a lump sum cash payment in the amount of Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000), less required withholdings (equal to 35%);
     (b) Accrued and Unpaid Compensation. Executive shall be entitled to receive any compensation earned but not yet paid prior to the Termination Date in accordance with the Company’s normal payroll practices.
     (c) Expense Reimbursement. Company shall pay to the Executive any unpaid expense reimbursement for periods on or prior to the Termination Date upon presentation by the Executive of an accounting of such expenses in accordance with normal Company practices. All unpaid expense reimbursements shall be paid by the Company within thirty (30) days of delivery to the Company of such accounting and receipts and no later than March 15, 2012.
     (d) Qualified Retirement Plan. As of the date hereof, Executive had a vested account balance in the Company’s qualified retirement plan. Executive shall be entitled to such vested account balance under the Company’s qualified retirement plan upon processing the appropriate distribution forms following his separation in accordance with the terms of the qualified retirement plan. Such vested account balance shall include Executive’s vested portion of the 2010 Company contribution (remitted to the qualified retirement plan in March 2011) and Executive’s 401(k) deferrals through his Termination Date, all as adjusted for earnings to the date of distribution.
     (e) Supplemental Retirement Benefit. On June 10th (or in the event June 10th is not a business day, the following business day) in each of the years 2012 through 2021, inclusively, Executive shall be entitled to receive an annual nonqualified deferred supplemental retirement benefit equal to $30,000, less required withholdings.
     (f) COBRA Coverage. Provided the Executive timely elects COBRA coverage, continued coverage of the Executive and any dependents covered as of the Termination Date under the Company’s group health plans at the Company’s cost for a period equal to the lesser of (i) 18 months from the Termination Date or (ii) such period ending as of the date the Executive is eligible to participate in another employer’s group health plan. To the extent required by law, Executive will receive compensation equal to this benefit and shall pay all associated taxes. The COBRA continuation period for health care benefits provided pursuant to this Agreement shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the Company’s health care plan(s).
     (g) Stock Appreciation Rights (“SARs”): The Parties agree that the following is a complete list of all of the Executive’s outstanding SAR Awards as of the Termination Date and that such awards shall be treated as described below:
     (1) SAR Award for 25,371 shares granted to the Executive on April 19, 2010 shall become fully vested.
     (2) SAR Award for 12,992 shares granted to the Executive on March 12, 2011 shall become fully vested.
     (h) Stock Options: The Parties agree that the following is a complete list of all of the Executive’s outstanding Stock Option Awards as of the Termination Date and that such award shall be treated as described below:
     (1) Stock Option Award for 3,333 shares granted to the Executive on November 14, 2006 became fully exercisable as of November 14, 2010.
     (i) Restricted Stock: The Parties agree that the following is a complete list of all of the Executive’s outstanding Restricted Stock Awards as of the Termination Date and that such awards shall be treated as described below:
     (1) Restricted Stock Award for 5,056 shares granted to Executive on March 7, 2008 shall become fully vested;
     (2) Restricted Stock Award for 13,878 shares granted to Executive on March 7, 2008 shall become fully vested;
     (3) Restricted Stock Award for 27,306 shares granted to Executive on March 4, 2009 shall become fully vested;
     (4) Restricted Stock Award for 43,566 shares granted to Executive on April 19, 2010 shall become fully vested; and
     (5) Restricted Stock Award for 14,928 shares granted to Executive on March 12, 2011 shall become fully vested.
     (j) Performance Shares: The Parties agree that the following is a complete list of all of the Executive’s outstanding Performance Share Awards as of the Termination Date and that such awards shall be treated as described below:
     (1) Performance Share Award for 12,175 shares (at target) granted to Executive on March 4, 2009 shall vest to the extent of 4,109 shares (determined by multiplying (i) 12,175 shares by (ii) the product of (x) 9/20 (the percentage of time vested) by (y) 75% (the percent of goal achieved)), to be issued within seven (7) days of the Effective Date (as hereinafter defined), less required withholdings.
     (2) The Executive acknowledges that he is not entitled to any shares or other compensation related to the performance share award for 8,290 shares (at target) granted to him on March 7, 2008.
     (3) The Executive acknowledges that the performance share award for 5,571 shares (at target) granted to him on March 12, 2011 shall be forfeited pursuant to the terms of the performance share agreement evidencing such award.
     (k) Vested SARs and Stock Options. The Executive shall have three months from the Termination Date to exercise any SARs or stock options held by the Executive as of the Termination Date that have vested but remain unexercised as of that date. Any SARs or stock options that are not exercised within this time frame shall be forfeited and in accordance with terms and conditions covering such SARs or stock options, as applicable.
     (l) Tax Withholding. The Company will be entitled to withhold from the benefits and payments described in this Agreement, all income and employment taxes as directed by the Executive, as long as such request meets the minimum required to be withheld under applicable law. For all vested equity awards, the Company will withhold the designated income and employment tax amount in shares of Company Stock.
     (m) Section 409A Compliance. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Code (“Section 409A”), the regulations issued thereunder or any exception thereto. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following Executive’s Termination Date and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). Each payment under this Agreement, including each installment payment, shall be treated as a separate payment and Executive shall have no right to designate the date of any payment hereunder. With respect to any payment subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each such payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code. Notwithstanding any provision of this agreement to the contrary, Executive acknowledges and agrees that the Released Parties shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Released Parties to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

     (n) D&O Insurance Coverage. The Company shall use commerically reasonable efforts to obtain or maintain in effect D&O liability insurance which policy(ies) shall (i) cover and include Executive in all capacities in which Executive served for the Company (including as an officer, director, or manager) for the PDC Affiliates during all periods prior the Termination Date; and (ii) be effective for a period of six years after the Termination Date.
     (o) Issuance of Shares. All shares of the equity interests described herein shall be issued within seven (7) days of the Effective Date.
     3. General Release. In consideration of the Company’s obligations, Executive hereby releases, acquits and forever discharges Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being Executive’s intention and the intention of the Company to make this release as broad and as general as the law permits. Executive understands that this Agreement does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of this Agreement.
     This release is intended to be a general release, and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive is advised to seek independent legal counsel if Employee seeks clarification on the scope of this release. Signing this Agreement does not waive Employee’s right to seek a judicial determination of the validity of Employee’s release of rights arising under the Age Discrimination in Employment Act. Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.
     4. Consult With an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (at Executive’s expense) before Executive signs this Agreement. If Executive has any questions regarding the scope of the release, including those rights that are not released, the Company advises Executive to address that subject with Executive’s own attorney before Executive signs this Agreement. The Company will rely on Executive’s signature on this Agreement as Executive’s representation that Executive read this Agreement carefully before signing it, and that Executive has a full and complete understanding of its terms.

     5. SEC Required Filings; Press Release. The Executive hereby acknowledges that the Company is required to file this Agreement with the U.S. Securities and Exchange Commission pursuant to the rules of the Securities Exchange Act of 1934, as amended. No Party shall issue any press release relating, directly or indirectly, to this Agreement, the Employment Agreement or Executive’s employment with the Company without the other Party’s prior written consent, which consent shall not be unreasonably withheld.
     6. Confidential Information. Through the Effective Date, Executive has not and agrees not to in the future, directly or indirectly, disclose to any third parties, or use in any manner, any information acquired by the Executive during his employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Executive. Information subject to the provisions of this Section 6 include, without limitation:
     (i) Brokers, broker/dealer firms, law firms used to prepare Company and partnership registration statements, due diligence investigations, or other parties involved with the registration, review, or offering of the Company’s securities and drilling programs;
     (ii) Names, addresses, and other information regarding investors in the Company’s drilling programs;
     (iii) Names, addresses and other information regarding investors who participate with the Company in the drilling, completion or operation of oil and gas wells as joint venture partners, working interest owners, or in any other form of ownership;
     (iv) Lists of or information about personnel seeking employment with or who are currently employed by the Company;
     (v) Maps, logs, drilling reports and any other information regarding past, planned or possible future leasing, drilling, acquisition, or other operations that the Company has completed or is investigating or has investigated for possible inclusion in future activities; and
     (vi) Any other information or contacts relating to the Company’s drilling, development, fund-raising, purchasing, engineering, marketing, merchandising, and selling activities.
     7 Non-Compete. Executive has not and agrees not to for a period of one (1) year following the Termination Date, directly engage in any Competitive Business within any county or parish or adjacent to any county or parish in which the Company or any affiliate owns any oil and gas interests; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean typical oil and gas exploration and production activities including oil and gas leasing, drilling or any other business activities that are the same as or similar to the Company’s or an affiliate’s business operations as its business exists on the Termination Date.
     8. Non-Solicitation. Executive has not and agrees not to, directly or indirectly, for a period of one (1) year following the Termination Date (i) solicit the services of any person who is a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or otherwise induce such employee to terminate or reduce employment with the Company, or (ii) solicit the business of any person who is a client or customer of the Company, its subsidiaries, divisions, or affiliates. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities, or political subdivisions thereof.
     9. Nondisparagement. Since the Termination Date Executive has not made and agrees not to make, following the Effective Date, any negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Board and officers of the Company as of the date hereof has not made, and will not make, while employed by the Company or serving as a director of the Company, as the case may be, any negative comments about Executive or otherwise disparage Executive in any manner that is likely to be harmful to the Executive’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company. Promptly after the Effective Date, the Company shall deliver to Executive a letter of recommendation as mutually agreed upon by the Parties prior to the Execution Date.
     10. Cooperation in Litigation. At the Company’s reasonable request, Executive shall use his good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, Executive’s cooperation is essential to the Company’s case. Executive’s duty of cooperation will include, but not be limited to (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer or Executive’s professional engagements or obligations) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company shall reimburse Executive for the reasonable costs and expenses incurred by him in the course of his cooperation hereunder, including reasonable attorney’s fees and costs, and shall pay to Executive per diem compensation in an amount equal to the daily prorated portion of the Executive’s base salary immediately prior to the Termination Date. The obligations set forth in this Section 10 shall survive any termination or revocation of this Agreement.
     11. Representations. By signing below, Executive represents and agrees that (a) Executive has fully and carefully read this Agreement prior to signing it and understands its terms; (b) Executive has been, or has had the opportunity to be, advised by independent legal counsel of Executive’s own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and is entering into this Agreement freely and voluntarily and not in reliance on any promises or representations other than as set forth in this Agreement; (c) except for Executive’s Blackberry cell phone (and related phone number) and Apple iPad computer, all of which items shall be deemed assigned to, and owned by, Executive as of the Termination Date (provided that Executive shall deliver the Blackberry cell phone and Apple iPad to the Company within three (3) days after the Effective Date for a 48-hour period so that the Company can ensure no Company data remains on those devices), Executive has returned to the Company all Company property (other than personal information, files or documents of, belonging to or regarding Executive) including, without limitation, all computers, maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Executive or furnished to the Executive during his employment with the Company (including, without limitation, materials located on the Executive’s personal computer), unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Executive; and (d) except for any vested benefits Executive may have under Company sponsored plans, the Company does not owe Executive any other wages, compensation, or benefits of any kind or nature.
     12. Breach. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement or otherwise revoke this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach or revocation. Further, Executive acknowledges in the event of a breach of this Agreement, the Released Parties may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, reasonable attorney’s fees and costs; provided, that (i) the Company has notified Executive in writing within 30 days of the date of the failure of Executive to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by Executive for 15 days following the date of such notice. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under this Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive hereunder, this Agreement shall be null and void and Executive shall have the right to pursue any and all appropriate relief for any such failure, including equitable relief and/or monetary damages, attorneys’ fees and costs; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.
     13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without giving effect to the principles of conflicts of law.
     14. Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Agreement should be held by any court of competent jurisdiction to be illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.
     15. Entire Agreement; Modification. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter, including the Employment Agreement, effective as of the Effective Date. Nothing in this Agreement shall be construed or deemed to terminate or otherwise amend or modify the Indemnification Agreement, which agreement shall remain in full force and effect in accordance with its terms. This Agreement may not be modified or canceled in any manner except by a writing signed by both Parties.
     16. Non-Admission of Liability. Nothing in this Agreement will be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of the employer-employee relationship between Executive and the Company and all other relationships between Executive and the Released Parties.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective Parties. Delivery of executed pages by facsimiles transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.
     18. Binding Effect. This Agreement will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.
     19. Acceptance, Revocation and Effective Date.
     (a) Executive has twenty-one (21) days from the date Executive receives this Agreement to consider its terms and conditions. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period.
     (b) Executive may confirm his acceptance of the terms and conditions of this Agreement by signing and returning two (2) original copies of this Agreement to the Company’s

General Counsel and Secretary at the address listed below no later than 5:00 p.m. Mountain Time twenty-one (21) days after Executive’s receipt of this Agreement.
Daniel W. Amidon
General Counsel and Secretary
Petroleum Development Corporation
1775 Sherman Street
Denver, CO 80203
     (c) If Executive signs this Agreement, Executive may still revoke Executive’s acceptance of the Agreement for up to seven (7) days after the Executive signs it by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to the Company’s General Counsel and Secretary at the address provided in Section 19(b) above.
     (d) If not revoked, this Agreement will become effective on the later of (i) the 8th day after Executive signs this Agreement or (ii) the date the Company signs this Agreement, which cannot be later than fourteen (14) days after the Executive signs this Agreement (the “Effective Date”). If Executive does not sign this Agreement within the twenty-one-day period, or if Executive timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Executive will not be entitled to the Separation Benefits provided for in Section 2.
[Remainder of Page Intentionally Left Blank — Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Separation Agreement and General Release as of the date first above written.

By:	/s/ Jeffrey C. Swoveland
Jeffrey C. Swoveland
	Title:	Chairman of the Board

/s/ Richard W. McCullough
Richard W. McCullough

[Signature Page to Separation Agreement and General Release]